Exhibit 21.1

DOMTAR CORPORATION – SUBSIDIARY COMPANIES

Domtar Corporation

Domtar Paper Company, LLC

Domtar Delaware Holdings, LLC

Domtar Delaware Investments Inc.

Domtar Delaware Holdings Inc.

Domtar Pacific Papers ULC

Domtar (Canada) Paper Inc.

Domtar Pulp and Paper Products Inc.

Wapawekka Lumber L.P.

Domtar Pulp and Paper General Partnership (held 0.001% by 4388216 and 99.999% by

DPPPI)

4388216 Canada Inc.

Domtar Inc.

Maine Timber Holdings Limited

Brompton Lands Limited

Techni-Therm Inc.

Elk Lake Planing Mill Limited (66.67%)

The Saint Croix Water Power Company

3804011 Canada Inc. (held .1% by 3739139 Canada Inc. & 99.9% by Domtar Inc.)

4177495 Canada Inc. (Construction – Expetech)

3082240 Nova Scotia Company

4361831 Canada Inc.

Domtar Realties Ltd / Société immobilière Domtar Ltée

804736 Ontario Limited

Northshore Forest Inc. (70%)

The Sprague’s Falls Manufacturing Company Limited

3876420 Canada Inc.

Domtar Expetech Inc.

Isidore Roy Limited

3147017 Nova Scotia Company

Gogama Forest Products Inc.

Domtar International Limited

Domtar Enterprises Inc.

Domtar Industries Inc.

Domtar Funding LLC

Conbord Inc.

E.B. Eddy Paper, Inc.

Ris Paper Company, Inc.

Domtar A.W. Corp.

Domtar Wisconsin Dam Corp.

Port Huron Fiber Corporation (held 74% by Domtar Enterprises Inc. & 26% by E.B. Eddy Paper, Inc.)

Domtar America Corp.

Domtar U.S.A. Corp.

Domtar Maine Corp.

St. Croix Water Power Company

Zither International Capital Management Hungary LLC

AFFILIATED COMPANIES		(% held)
Anthony-Domtar Inc.	-	(50%)
Chaudière Water Power Inc.	-	(38%)
Clergue Forest Management Inc.	-	(24%)
Forest Insurance Limited	-	(10%)
Pineland Timber Company, Limited	-	(50%)
Timiskaming Forest Alliance Inc.	-	(29.1%)
Lake Nipigon Forest Management Inc.	-	(28%)
Red Lake Forest Management Inc.	-	(50% of class A shares)
Vermilion Forest Management Inc.	-	(36.25% of class A shares)